Exhibit 99.1

Armstrong World Industries Reports Third-Quarter 2023 Results

Third-Quarter 2023 Results

•
Net sales up 7% versus the prior-year quarter on strong average unit value ("AUV") performance
•
Operating income up 37% with 630 basis points of margin expansion and diluted earnings per share from continuing operations up 32% versus the prior-year quarter
•
Adjusted EBITDA up 19% with 380 basis points of margin expansion and adjusted diluted earnings per share up 18% versus the prior-year quarter
•
Year-to-date cash flow from operating and investing activities up 30% and adjusted free cash flow up 50% versus the prior-year period
•
Raising full year guidance for all key metrics

LANCASTER, Pa., Oct. 24, 2023 -- Armstrong World Industries, Inc. (NYSE:AWI), a leader in the design, innovation and manufacture of ceiling and wall solutions in the Americas, today reported robust third-quarter 2023 financial results demonstrating strong operating income and adjusted EBITDA growth and margin expansion with positive contributions from both the Mineral Fiber and Architectural Specialties segments.

“With record-setting total company net sales and adjusted EBITDA this quarter, we continue to demonstrate the resilience of our business in the face of challenging market conditions. With our diverse set of end markets, consistent Mineral Fiber average unit value growth and attractive growth initiatives, we are showing how Armstrong can deliver strong financial performance in all parts of the cycle,” said Vic Grizzle, President and CEO of Armstrong World Industries. “We remain well on our way to generating solid sales, earnings and cash flow growth for 2023, even as difficult market conditions persist. I’m especially proud of our team’s ability to execute in these challenging conditions and deliver results while continuing to invest in and advance our growth initiatives.”

Third-Quarter Results

(Dollar amounts in millions except per-share data)	For the Three Months Ended September 30,
	2023	2022	Change
Net sales	$347.3	$325.0	6.9%
Operating income	$100.2	$73.3	36.7%
Operating income margin (Operating income as a % of net sales)	28.9%	22.6%	630bps
Earnings from continuing operations	$69.5	$54.5	27.5%
Diluted earnings per share from continuing operations	$1.56	$1.18	32.2%

Additional Non-GAAP* Measures
Adjusted EBITDA	$125	$105	19.4%
Adjusted EBITDA margin (Adjusted EBITDA as a % of net sales)	36.0%	32.2%	380bps
Adjusted earnings from continuing operations	$71	$63	13.8%
Adjusted diluted earnings per share from continuing operations	$1.60	$1.36	17.6%

* The Company uses non-GAAP adjusted measures in managing the business and believes the adjustments provide meaningful comparisons of operating performance between periods and are useful alternative measures of performance. Reconciliations of the most comparable generally accepted accounting principles in the United States ("GAAP") measure are found in the tables at the end of this press release. Excluding per share data, non-GAAP figures are rounded to the nearest million and corresponding percentages are rounded to the nearest decimal.

Third-quarter 2023 consolidated net sales increased 6.9% from prior-year results, driven by favorable Average Unit Value (dollars per unit sold, or "AUV") of $20 million and higher sales volumes of $2 million. Mineral Fiber net sales increased $16 million while Architectural Specialties net sales increased $6 million.

Third-quarter 2023 operating income increased 36.7% versus the prior-year period driven primarily by favorable AUV performance, a margin benefit from increased Architectural Specialties sales and lower input costs. In the quarter, raw materials remained inflationary while energy and freight costs declined compared to the prior-year period. Input costs also benefited from favorable inventory valuation impacts. Lower acquisition-related charges, primarily due to the absence of the change in fair value of contingent consideration related to the 2020 acquisition of TURF Design, Inc. (“Turf”) that was recorded in the prior-year period, provided an additional benefit to operating income. These benefits were partially offset by an increase in selling expense.

Third-Quarter Segment Results

Mineral Fiber

(Dollar amounts in millions)	For the Three Months Ended September 30,
	2023	2022	Change
Net sales	$249.7	$233.7	6.8%
Operating income	$85.5	$70.8	20.8%
Adjusted EBITDA*	$105	$89	17.5%
Operating income margin	34.2%	30.3%	390bps
Adjusted EBITDA margin*	41.9%	38.1%	380bps

Mineral Fiber net sales increased $16 million in the third quarter of 2023 due to $18 million of favorable AUV, partially offset by $2 million of lower sales volumes. The increase in AUV was driven primarily by favorable price and to a lesser extent, favorable mix, that resulted largely from positive customer channel mix. The decrease in sales volumes was primarily due to softer market demand and lower sales within our Latin America channel, partially offset by the benefit from our growth initiatives.

Third-quarter 2023 operating income increased primarily due to an $11 million benefit from favorable AUV and a $6 million benefit from lower input costs, including favorable inventory valuation impacts. These increases were partially offset by a $3 million increase in selling expenses, primarily due to advertising expense, and an increase in incentive compensation.

Architectural Specialties

(Dollar amounts in millions)	For the Three Months Ended September 30,
	2023	2022	Change
Net sales	$97.6	$91.3	6.9%
Operating income	$15.5	$3.4	355.9%
Adjusted EBITDA*	$20	$16	30.1%
Operating income margin	15.9%	3.7%	1,220bps
Adjusted EBITDA margin*	20.8%	17.1%	370bps

Third-quarter 2023 Architectural Specialties net sales increased 6.9% from prior-year results, driven primarily by growth in metal product sales and contributions from the acquisitions of GC Products, Inc. and BOK Modern, LLC.

Operating income increased in the third quarter of 2023 due to an $8 million benefit from increased sales and improved custom project margins and an $8 million reduction in acquisition-related expenses, primarily due to the absence of the change in fair value of contingent consideration related to the acquisition of Turf, that was recorded in the prior-year period. These benefits were partially offset by a $2 million increase in manufacturing costs and a $2 million increase in selling expenses.

Cash Flow

Cash flows from operating activities for the first nine months of 2023 increased $57 million versus the prior-year period, while cash flows used for investing activities decreased $19 million versus the prior-year period. The net $38 million, or 30%, increase in operating and investing cash flows was primarily due to favorable working capital changes, most notably in inventories and accounts receivable, a favorable change in net income taxes payable and an increase in dividends from WAVE. These benefits were partially offset by an increase in purchases of property, plant and equipment and cash paid for acquisitions.

Share Repurchase Program

During the third quarter of 2023, we repurchased 0.5 million shares of common stock for a total cost of $40 million, excluding the cost of commissions and taxes. In the first nine months of 2023, we repurchased 1.3 million shares of common stock for a total cost of $97 million, excluding the cost of commissions and taxes. As of September 30, 2023, there was $752 million remaining under the Board of Directors' current authorized share repurchase program**.

** In July 2016, our Board of Directors approved a share repurchase program authorizing us to repurchase up to $150 million of our outstanding common stock through July 2018 (the “Program”). Pursuant to additional authorization and extensions of the Program approved by our Board of Directors, including $500 million authorized on July 18, 2023, we are authorized to purchase up to $1,700 million of our outstanding shares of common stock through December 2026. Since inception and through September 30, 2023, we have repurchased 13.7 million shares under the Program for a total cost of $948 million, excluding commissions and taxes.

Updating 2023 Outlook

“Our strong third-quarter results with margin expansion in both businesses give us confidence to raise full year 2023 guidance,” said Chris Calzaretta, AWI Senior Vice President and CFO. “We continue to expect full-year margin improvement in both the Mineral Fiber and Architectural Specialties segments and we remain confident in our growth strategy and the strong cash flow generation of the business. This cash flow generation enables us to invest back in our business while also providing direct returns to shareholders. Year-to-date, we have returned over $130 million to shareholders through share repurchases and dividends and, just last week, we announced the fifth consecutive annual increase of our quarterly dividend, further supporting our capital allocation priorities.”

		For the Year Ended December 31, 2023
(Dollar amounts in millions except per-share data)	2022 Actual	Current Guidance			VPY Growth %
Net sales	$1,233	$1,280	to	$1,295	4%	to	5%
Adjusted EBITDA*	$385	$418	to	$426	9%	to	11%
Adjusted diluted net earnings per share*	$4.74	$5.05	to	$5.15	7%	to	9%
Adjusted free cash flow*	$221	$245	to	$255	11%	to	15%

Earnings Webcast

Management will host a live webcast conference call at 10:00 a.m. ET today, to discuss third-quarter 2023 results. This event will be available on the Company's website. The call and accompanying slide presentation can be found on the investor relations section of the Company's website at www.armstrongworldindustries.com. The replay of this event will be available on the website for up to one year after the date of the call.

Uncertainties Affecting Forward-Looking Statements

Disclosures in this release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation, those relating to future financial and operational results, expected savings from cost management initiatives, the performance of our WAVE joint venture, market and broader economic conditions and guidance. Those statements provide our future expectations or forecasts and can be identified by our use of words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “outlook,” “target,” “predict,” “may,” “will,” “would,” “could,” “should,” “seek,” and other words or phrases of similar meaning in connection with any discussion of future operating or financial performance. This includes annual guidance. Forward-looking statements, by their nature, address matters that are uncertain and involve risks because they relate to events and depend on circumstances that may or may not occur in the future. As a result, our actual results may differ materially from our expected results and from those expressed in our forward-looking statements. A more detailed discussion of the risks and uncertainties that could cause our actual results to differ materially from those projected, anticipated or implied is included in the “Risk Factors” and “Management’s Discussion and Analysis” sections of our reports on Form 10-K and 10-Q filed with the U.S. Securities and Exchange Commission (“SEC”), including the Form 10-Q for the quarter ended September 30, 2023, that the Company expects to file today. Forward-looking statements speak only as of the date they are made. We undertake no obligation to update any forward-looking statements beyond what is required under applicable securities law.

About Armstrong and Additional Information

Armstrong World Industries, Inc. is a leader in the design, innovation and manufacture of innovative ceiling and wall system solutions in the Americas. With $1.2 billion in revenue in 2022, AWI has approximately 3,100 employees and a manufacturing network of 16 facilities, plus seven facilities dedicated to its WAVE joint venture.

More details on the Company’s performance can be found in its report on Form 10-Q for the quarter ended September 30, 2023, that the Company expects to file with the SEC today.

Contacts

Investors & Media: Theresa Womble, tlwomble@armstrongceilings.com or (717) 396-6354

Reported Financial Results

(Amounts in millions, except per share data)

SELECTED FINANCIAL RESULTS

Armstrong World Industries, Inc. and Subsidiaries

(Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2023	2022	2023	2022
Net sales	$347.3	$325.0	$982.9	$928.6
Cost of goods sold	205.9	207.5	605.4	591.0
Gross profit	141.4	117.5	377.5	337.6
Selling, general and administrative expenses	64.6	59.3	189.2	177.9
Loss related to change in fair value of contingent consideration	-	7.1	-	13.3
Equity (earnings) from joint venture	(23.4)	(22.2)	(69.1)	(61.7)
Operating income	100.2	73.3	257.4	208.1
Interest expense	8.8	7.0	26.7	17.9
Other non-operating (income), net	(2.3)	(1.4)	(6.9)	(4.1)
Earnings from continuing operations before income taxes	93.7	67.7	237.6	194.3
Income tax expense	24.2	13.2	60.6	43.2
Earnings from continuing operations	69.5	54.5	177.0	151.1
Net earnings from discontinued operations	-	3.0	-	3.0
Net earnings	$69.5	$57.5	$177.0	$154.1

Diluted earnings per share of common stock, continuing operations	$1.56	$1.18	$3.93	$3.23
Diluted earnings per share of common stock, discontinued operations	$-	$0.07	$-	$0.06

Diluted net earnings per share of common stock	$1.56	$1.25	$3.93	$3.29
Average number of diluted common shares outstanding	44.6	46.1	45.0	46.7

SEGMENT RESULTS

Armstrong World Industries, Inc. and Subsidiaries

(Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2023	2022	2023	2022
Net Sales
Mineral Fiber	$249.7	$233.7	$712.1	$671.4
Architectural Specialties	97.6	91.3	270.8	257.2
Total net sales	$347.3	$325.0	$982.9	$928.6

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2023	2022	2023	2022
Segment operating income (loss)
Mineral Fiber	$85.5	$70.8	$224.8	$199.8
Architectural Specialties	15.5	3.4	34.9	11.0
Unallocated Corporate	(0.8)	(0.9)	(2.3)	(2.7)
Total consolidated operating income	$100.2	$73.3	$257.4	$208.1

SELECTED BALANCE SHEET INFORMATION

Armstrong World Industries, Inc. and Subsidiaries

	Unaudited
	September 30, 2023	December 31, 2022
Assets
Current assets	$350.1	$356.5
Property, plant and equipment, net	559.1	554.4
Other non-current assets	804.6	776.3
Total assets	$1,713.8	$1,687.2
Liabilities and shareholders’ equity
Current liabilities	$185.8	$182.7
Non-current liabilities	942.5	969.5
Equity	585.5	535.0
Total liabilities and shareholders’ equity	$1,713.8	$1,687.2

SELECTED CASH FLOW INFORMATION

Armstrong World Industries, Inc. and Subsidiaries

(Unaudited)

	For the Nine Months Ended September 30,
	2023	2022
Net earnings	$177.0	$154.1
Other adjustments to reconcile net earnings to net cash provided by operating activities	5.4	25.7
Changes in operating assets and liabilities, net	(6.0)	(60.6)
Net cash provided by operating activities	176.4	119.2
Net cash (used for) provided by investing activities	(10.6)	8.1
Net cash (used for) financing activities	(175.1)	(137.6)
Effect of exchange rate changes on cash and cash equivalents	(0.1)	(1.0)
Net (decrease) in cash and cash equivalents	(9.4)	(11.3)
Cash and cash equivalents at beginning of year	106.0	98.1
Cash and cash equivalents at end of period	$96.6	$86.8

Supplemental Reconciliations of GAAP to non-GAAP Results (unaudited)

(Amounts in millions, except per share data)

To supplement its consolidated financial statements presented in accordance with accounting principles generally accepted in the United States (“GAAP”), the Company provides additional measures of performance adjusted to exclude the impact of certain discrete expenses and income including adjusted Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA"), adjusted diluted earnings per share ("EPS") and adjusted free cash flow. Investors should not consider non-GAAP measures as a substitute for GAAP measures. The Company excludes certain acquisition related expenses (i.e. – changes in the fair value of contingent consideration and deferred compensation accruals for recent acquisitions). The deferred compensation accruals are for cash and stock awards that are recorded over each award's respective vesting period, as such payments are subject to the sellers’ and employees’ continued employment with the Company. The Company excludes all acquisition-related intangible amortization from adjusted earnings from continuing operations and in calculations of adjusted diluted EPS. Examples of other excluded items have included plant closures, restructuring charges and related costs, impairments, separation costs and other cost reduction initiatives, environmental site expenses and environmental insurance recoveries, endowment level charitable contributions, and certain other gains and losses. The Company also excludes income/expense from its U.S. Retirement Income Plan (“RIP”) in the non-GAAP results as it represents the actuarial net periodic benefit credit/cost recorded. For all periods presented, the Company was not required and did not make cash contributions to the RIP based on guidelines established by the Pension Benefit Guaranty Corporation, nor does the Company expect to make cash contributions to the plan in 2023. Adjusted free cash flow is defined as cash from operating and investing activities, adjusted to remove the impact of cash used or proceeds received for acquisitions and divestitures, environmental site expenses and environmental insurance recoveries. Management's adjusted free cash flow measure includes returns of investment from WAVE and cash proceeds received from the settlement of company-owned life insurance policies, which are presented within investing activities on our condensed consolidated statement of cash flows. The Company uses these adjusted performance measures in managing the business, including communications with its Board of Directors and employees, and believes that they provide users of this financial information with meaningful comparisons of operating performance between current results and results in prior periods. The Company believes that these non-GAAP financial measures are appropriate to enhance understanding of its past performance, as well as prospects for its future performance. The Company also uses adjusted EBITDA and adjusted free cash flow as factors in determining at-risk compensation for senior management. These non-GAAP measures may not be defined and calculated the same as similar measures used by other companies. Non-GAAP financial measures utilized by the Company may not be comparable to non-GAAP financial measures used by other companies. A reconciliation of these adjustments to the most directly comparable GAAP measures is included in this release and on the Company’s website. These non-GAAP measures should not be considered in isolation or as a substitute for the most comparable GAAP measures.

In the following charts, numbers may not sum due to rounding. Excluding adjusted diluted EPS, non-GAAP figures are rounded to the nearest million and corresponding percentages are rounded to the nearest percent based on unrounded figures.

Consolidated Results from Continuing Operations – Adjusted EBITDA

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2023	2022	2023	2022
Net sales	$347	$325	$983	$929

Net earnings	$70	$58	$177	$154
Less: Net earnings from discontinued operations	-	3	-	3
Earnings from continuing operations	$70	$55	$177	$151
Add: Income tax expense	24	13	61	43
Earnings from continuing operations before income taxes	$94	$68	$238	$194
Add: Interest/other income and expense, net	7	6	20	14
Operating income	$100	$73	$257	$208
Add: RIP expense (1)	1	1	2	3
Add: Acquisition-related impacts (2)	1	9	4	19
Add: Cost reduction initiatives	-	-	3	-
Adjusted operating income	$102	$83	$266	$230
Add: Depreciation and amortization	23	22	66	64
Adjusted EBITDA	$125	$105	$332	$294

Operating income margin	28.9%	22.6%	26.2%	22.4%
Adjusted EBITDA margin	36.0%	32.2%	33.8%	31.6%

(1) RIP expense represents only the plan service cost that is recorded within Operating income. For all periods presented, we were not required to and did not make cash contributions to our RIP.

(2) Represents the impact of acquisition-related adjustments for changes in fair value of contingent consideration, deferred compensation and restricted stock expenses.

Mineral Fiber

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2023	2022	2023	2022
Net sales	$250	$234	$712	$671

Operating income	$86	$71	$225	$200
Add: Cost reduction initiatives	-	-	3	-
Adjusted operating income	$86	$71	$227	$200
Add: Depreciation and amortization	19	18	56	52
Adjusted EBITDA	$105	$89	$283	$252

Operating income margin	34.2%	30.3%	31.6%	29.8%
Adjusted EBITDA margin	41.9%	38.1%	39.8%	37.5%

Architectural Specialties

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2023	2022	2023	2022
Net sales	$98	$91	$271	$257

Operating income	$16	$3	$35	$11
Add: Acquisition-related impacts (1)	1	9	4	19
Adjusted operating income	$17	$12	$39	$30
Add: Depreciation and amortization	3	3	10	11
Adjusted EBITDA	$20	$16	$49	$41

Operating income margin	15.9%	3.7%	12.9%	4.3%
Adjusted EBITDA margin	20.8%	17.1%	18.0%	16.1%

(1) Represents the impact of acquisition-related adjustments for changes in fair value of contingent consideration, deferred compensation and restricted stock expenses.

Unallocated Corporate

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2023	2022	2023	2022
Operating (loss)	$(1)	$(1)	$(2)	$(3)
Add: RIP expense (1)	1	1	2	3
Adjusted operating (loss)	$-	$-	$-	$-
Add: Depreciation and amortization	-	-	-	-
Adjusted EBITDA	$-	$-	$-	$-

(1) RIP expense represents only the plan service cost that is recorded within Operating income. For all periods presented, we were not required to and did not make cash contributions to our RIP.

Adjusted Free Cash Flow

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2023	2022	2023	2022
Net cash provided by operating activities	$83	$56	$176	$119
Net cash (used for) provided by investing activities	(5)	10	(11)	8
Net cash provided by operating and investing activities	$78	$66	$166	$127
Add: Acquisition of co-ownership interest in software-related intellectual property	-	-	10	-
Add: Acquisition of BOK Modern	14	-	14	-
Add: Net environmental expenses	-	-	-	1
Add: Contingent consideration in excess of acquisition-date fair value (1)	-	-	5	2
Adjusted Free Cash Flow	$92	$66	$195	$130

(1) Contingent compensation payments related to 2020 acquisitions recorded as a component of net cash provided by operating activities.

Consolidated Results from Continuing Operations – Adjusted Diluted Earnings Per Share (EPS)

	For the Three Months Ended September 30,				For the Nine Months Ended September 30,
	2023		2022		2023		2022
	Total	Per Diluted Share	Total	Per Diluted Share	Total	Per Diluted Share	Total	Per Diluted Share
Net earnings	$70	$1.56	$58	$1.25	$177	$3.93	$154	$3.29
Less: Net earnings from discontinued operations	-	-	3	0.07	-	-	3	0.06
Earnings from continuing operations	$70	$1.56	$55	$1.18	$177	$3.93	$151	$3.23
Add: Income tax expense	24		13		61		43
Earnings from continuing operations before income taxes	$94		$68		$238		$194
(Less): RIP (credit) (1)	-		-		(1)		(1)
Add: Acquisition-related impacts (2)	1		9		4		19
Add: Acquisition-related amortization (3)	2		2		4		6
Add: Cost reduction initiatives	-		-		3		-
Adjusted earnings from continuing operations before income taxes	$96		$78		$248		$219
(Less): Adjusted income tax expense (4)	(25)		(15)		(63)		(49)
Adjusted net earnings	$71	$1.60	$63	$1.36	$184	$4.10	$171	$3.65
Adjusted diluted EPS change versus prior year		17.6%				12.3%
Diluted shares outstanding		44.6		46.1		45.0		46.7
Effective tax rate		26%		20%		26%		22%

(1) RIP (credit) represents the entire actuarial net periodic pension (credit) recorded as a component of net earnings. For all periods presented, we were not required to and did not make cash contributions to our RIP.

(2) Represents the impact of acquisition-related adjustments for changes in fair value of contingent consideration, deferred compensation and restricted stock expenses.

(3) Represents acquisition-related intangible amortization, including customer relationships, developed technology, software, trademarks and brand names, non-compete agreements and other intangibles.

(4) Adjusted income tax expense is calculated using the effective tax rate multiplied by the adjusted earnings from continuing operations before income taxes.

Adjusted EBITDA Guidance

	For the Year Ending December 31, 2023
	Low		High
Net earnings	$218	to	$220
Add: Income tax expense	73		75
Earnings before income taxes	$291	to	$295
Add: Interest expense	36		37
Add: Other non-operating (income), net	(8)		(9)
Operating income	$319	to	$323
Add: RIP expense (1)	3		3
Add: Acquisition-related impacts (2)	5		6
Add: Cost reduction initiatives	3		3
Adjusted operating income	$330	to	$335
Add: Depreciation and amortization	88		91
Adjusted EBITDA	$418	to	$426

(1) RIP expense represents only the plan service cost that is recorded within Operating Income. For all periods presented, we were not required to and did not make cash contributions to our RIP.

(2) Represents the impact of acquisition-related adjustments for deferred compensation and restricted stock expenses.

Adjusted Diluted Net Earnings Per Share Guidance

	For the Year Ending December 31, 2023
	Low	Per Diluted Share(1)		High	Per Diluted Share(1)
Net earnings	$218	$4.84	to	$220	$4.89
Add: Income tax expense	73			75
Earnings before income taxes	$291		to	$295
Add: RIP (credit) (2)	(1)			(1)
Add: Acquisition-related amortization (3)	6			6
Add: Acquisition-related impacts (4)	5			6
Add: Cost reduction initiatives	3			3
Adjusted earnings before income taxes	$304		to	$308
(Less): Adjusted income tax expense (5)	(76)			(77)
Adjusted net earnings	$228	$5.05	to	$231	$5.15

(1) Adjusted diluted EPS guidance for 2023 is calculated based on ~45 million of diluted shares outstanding.

(2) RIP (credit) represents the entire actuarial net periodic pension (credit) recorded as a component of net earnings. We do not expect to make any cash contributions to our RIP.

(3) Represents acquisition-related intangible amortization, including customer relationships, developed technology, software, trademarks and brand names, non-compete agreements and other intangibles.

(4) Represents the impact of acquisition-related adjustments for deferred compensation and restricted stock expenses.

(5) Income tax expense is based on an adjusted effective tax rate of ~25%, multiplied by adjusted earnings before income taxes.

Adjusted Free Cash Flow Guidance

	For the Year Ending December 31, 2023
	Low		High
Net cash provided by operating activities	$235	to	$245
Add: Return of investment from joint venture	90		95
Adjusted net cash provided by operating activities	$325	to	$340
Less: Capital expenditures	(80)		(85)
Adjusted Free Cash Flow	$245	to	$255